EXHIBIT 15

Independent Accountants’ Review Report

The General Partner and Unitholders
Alliance Capital Management L.P.

We have reviewed the condensed consolidated statement of financial condition of Alliance Capital Management L.P. and subsidiaries (“Alliance Capital”) as of June 30, 2001, and the related condensed consolidated statements of income, changes in partners’ capital and comprehensive income for the three-month and six-month periods ended June 30, 2001 and 2000, and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2001 and 2000. These condensed consolidated financial statements are the responsibility of the management of Alliance Capital Management Corporation, the General Partner.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial condition of Alliance Capital as of December 31, 2000 and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows of Alliance Capital for the year ended December 31, 2000 (not presented herein); and in our report dated February 2, 2001, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of December 31, 2000, is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

KPMG LLP

New York, New York
July 26, 2001